                                                                    EXHIBIT 99.2



                            AGREEMENT OF BANK MERGER

               This Agreement of Bank Merger is made by and between Hemet Federal Savings & Loan Association, a federally chartered savings association ("Hemet"), and Guaranty Federal Bank, F.S.B., a federally chartered savings bank ("Guaranty") in connection with the transactions described in that Agreement and Plan of Merger, dated as of November 14, 1998 (the "Merger Agreement") by and among Temple-Inland Inc., a Delaware corporation ("TI"), HF Bancorp, Inc., a Delaware corporation ("HFB"), Guaranty and Hemet. Terms not otherwise defined herein shall have the meaning given them in the Merger Agreement.

               As of the date hereof, Guaranty has authorized capital of [________] shares of common stock, par value $1 per share (the "Guaranty Stock"). As of the date hereof, [________] shares of Guaranty Stock are issued and outstanding. As of the date hereof, Hemet has authorized capital stock of 15,000,000 shares of common stock, par value $.01 per share ("Hemet Stock"), of which 1,000 shares are issued and outstanding, and 2,000 shares of serial preferred stock of which no shares are outstanding.

               As of the date hereof, collectively, Guaranty Holdings Inc. I and Temple-Inland Financial Holdings Inc. own directly and TI owns indirectly all the issued and outstanding stock of Guaranty, and HFB owns directly all of the issued and outstanding stock of Hemet. Immediately prior to the Effective Time of the Bank Merger, either HFB shall be merged with and into TI or a wholly-owned subsidiary of TI or one of TI's subsidiaries, shall be merged with and into HFB, depending upon certain calculations pursuant to the Merger Agreement, with either TI or HFB being the resulting corporation, so that as of the Effective Time of the Bank Merger, TI shall own directly or indirectly all of the Guaranty Stock and all of the Hemet Stock.

               Guaranty and Hemet hereby agree as follows:

        1. Merger. At and on the Effective Time of the Bank Merger, Hemet shall be merged with and into Guaranty in accordance with the terms hereof (the "Bank Merger"). Guaranty, as the institution surviving the Bank Merger, shall be the "Surviving Bank."

        2. Effective Time. The effective time of the Bank Merger ("Effective Time") shall be the date the articles of combination are endorsed by the Office of Thrift Supervision (the "OTS") or such later date specified in such articles, which shall be after approval of the Bank Merger by the OTS.

        3. Name. The name of the Surviving Bank shall continue to be "Guaranty Federal Bank, F.S.B.".

        4. Directors and Principal Officers. The directors and principal officers of Guaranty immediately prior to the Effective Time of the Bank Merger shall continue to serve as directors and principal officers of Guaranty after the Effective Time of the Bank Merger. Guaranty, as the Surviving Bank, shall have ___ directors. There shall be three classes of directors; members of each class shall have a three-year term. The name, residential address and term of each director is set forth below:


                                                            Term
Name                          Residential Address           Expires
----                          -------------------           -------

                [INSERT CORRECT INFORMATION AT TIME OF EXECUTION]

        5. Offices. The location of the home office of the Surviving Bank shall continue to be Dallas, Texas, and the offices of the Surviving Bank shall be:


Address                    City or Town            State              Zip Code
-------                    ------------            -----              --------


        6. Terms and Conditions of Bank Merger.

               At the Effective Time of the Bank Merger:

                     (a) Each share of Hemet Stock outstanding immediately prior to the Effective Time of the Bank Merger shall at the Effective Time of the Bank Merger be canceled.

                      (b) Each share of Guaranty Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall remain outstanding and unchanged and shall continue to be owned by either Guaranty Holdings Inc. I or Temple-Inland Financial Holdings Inc, accordingly.

                      (c) Guaranty, as the Surviving Bank, may issue additional capital stock to TI or a TI subsidiary.

        7. Charter and Bylaws. At and after the Effective Time of the Bank Merger, the Charter and Bylaws of Guaranty as in effect immediately prior to the Effective Time of the Bank Merger shall continue to be the Charter and Bylaws of the Surviving Bank until amended in accordance with law.

        8. Rights and Duties of the Surviving Bank. At the Effective Time of the Bank Merger, Hemet shall be merged with and into Guaranty, which, as the Surviving Bank, shall be the same association as Guaranty. The business of the Surviving Bank shall be that of a federal savings bank chartered under the laws of the United States and as provided for in the Charter of Guaranty as now existing, the business of which shall be continued at its head office and at its legally established branches and other offices. All assets, rights, privileges, powers, franchises and property (real, personal and mixed) shall be automatically transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other document of transfer. The Surviving Bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interest as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interest and powers were held or enjoyed by Guaranty and Hemet, respectively. The Surviving Bank shall be responsible for all the liabilities of every kind and description of both Guaranty and Hemet immediately prior to the Effective Time of the Bank Merger, including liabilities for all debts, savings accounts, deposits obligations, and contracts of Guaranty and Hemet, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either Guaranty or Hemet. All rights of creditors and other obligees and all liens on property of either Guaranty or Hemet shall be preserved and shall not be released or impaired.

        9. Execution. This Agreement of Bank Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

Dated as of _________, 199_.

                                   GUARANTY FEDERAL BANK, F.S.B.


                                   By:
                                      ------------------------------------------
                                      President and Chief Executive Officer


                                   HEMET FEDERAL SAVINGS & LOAN
                                     ASSOCIATION


                                   By:
                                      ------------------------------------------
                                      President and Chief Executive Officer